Exhibit 99.1

Press Release

Regeneron Reports First Quarter 2026 Financial and Operating Results
•First quarter 2026 revenues increased 19% to $3.6 billion versus first quarter 2025
•Dupixent® global net sales (recorded by Sanofi) increased 33% to $4.9 billion
•EYLEA HD® U.S. net sales increased 52% to $468 million; total EYLEA HD and EYLEA® U.S. net sales decreased 10% to $941 million
•GAAP EPS of $6.75, including $0.82 negative impact from IPR&D; non-GAAP EPS(a) of $9.47, including $0.80 negative impact from IPR&D
•EYLEA HD approved by FDA as first and only injectable anti-VEGF with dosing intervals up to 5 months for wet age-related macular degeneration (wAMD) and diabetic macular edema (DME)
•Dupixent approved by FDA and European Commission (EC) for young children with chronic spontaneous urticaria (CSU); also approved by FDA as first and only medicine for allergic fungal rhinosinusitis (AFRS)
•Otarmeni™ (lunsotogene parvec) approved by FDA as first and only gene therapy for genetic hearing loss; Regeneron to provide Otarmeni for free in U.S.
•New $3.0 billion share repurchase program authorized
Tarrytown, New York (April 29, 2026) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the first quarter of 2026 and provided a business update.
"In the first quarter of this year, we were able to achieve strong double-digit growth on both the top and bottom line while continuing to invest significant resources in our portfolio of nearly 50 product candidates in clinical development," said Leonard S. Schleifer, M.D., Ph.D., Board co-Chair, President and Chief Executive Officer of Regeneron. "Additionally, we recently entered into an agreement with the U.S. government that aims to make progress toward lowering drug prices for American patients by promoting more balanced pricing with other wealthy nations — an approach for which Regeneron has long advocated."
Financial Highlights

($ in millions, except per share data)	Q1 2026	Q1 2025	% Change
Total revenues	$3,605	$3,029	19%
GAAP net income	$727	$809	(10%)
GAAP net income per share - diluted	$6.75	$7.27	(7%)
Non-GAAP net income(a)	$1,040	$928	12%
Non-GAAP net income per share - diluted(a)	$9.47	$8.22	15%

"Regeneron delivered strong first quarter 2026 financial results, achieving total revenue and non‑GAAP net income per share growth of 19% and 15%, respectively," said Christopher Fenimore, Executive Vice President, Finance and Chief Financial Officer of Regeneron. "In addition to driving commercial execution, we remain focused on our balanced approach to capital allocation—investing in our internal innovation engine, returning capital to shareholders through dividends and share repurchases, expanding our R&D and manufacturing footprint to support long-term growth, and preserving financial flexibility to pursue strategic business development opportunities."
Business Highlights
Key Pipeline Progress
Regeneron has nearly 50 product candidates in clinical development, including a number of marketed products for which it is investigating additional indications. Updates from the clinical pipeline include:
Dupixent (dupilumab)
•In April 2026, the U.S. Food and Drug Administration (FDA) and European Commission approved Dupixent for the treatment of CSU in children aged 2 to 11 years who remain symptomatic despite antihistamine treatment. This expands the previous approvals in the United States and European Union (EU) for CSU in adults and adolescents aged 12 years and older.
•In March 2026, the Ministry of Health, Labour and Welfare (MHLW) in Japan approved Dupixent for the treatment of adults with moderate-to-severe bullous pemphigoid (BP). Dupixent was previously approved for the treatment of BP in the United States and a regulatory application is under review in the EU.
•In February 2026, the FDA approved Dupixent as the first and only medicine for the treatment of adults and children aged 6 years and older with AFRS.
EYLEA HD (aflibercept) 8 mg
•In April 2026, the FDA approved the extension of dosing intervals for EYLEA HD up to every 20 weeks (5 months) for patients with wAMD and DME following one year of successful response based on visual and anatomic outcomes. This further extends the widest range of dosing intervals of any approved injectable anti-VEGF product.
•The Company resubmitted its application seeking FDA approval for filling of the EYLEA HD pre-filled syringe (PFS) at Catalent Indiana, where the FDA has recently conducted a site re-inspection. In addition, the FDA did not act by the April 2026 PDUFA date on the Company's regulatory application for a second contract manufacturer for the PFS; therefore, this application remains pending. The Company and both third-party filling manufacturers are working closely with the FDA to resolve all outstanding issues, and the Company anticipates a regulatory decision on one or both applications during the second quarter of 2026.

Otarmeni (lunsotogene parvec)
•In April 2026, the FDA granted accelerated approval for Otarmeni (lunsotogene parvec, formerly known as DB-OTO), the first gene therapy approved under the FDA Commissioner’s National Priority Voucher program. Otarmeni is an adeno-associated virus vector-based gene therapy indicated for the treatment of pediatric and adult patients with severe-to-profound hearing loss associated with variants in the OTOF gene. Otarmeni is the first and only in vivo gene therapy for genetic hearing loss and will be made available by Regeneron for free in the United States.
Fianlimab (LAG-3 antibody)
•The Company remains on track to report results from the Phase 3 study of fianlimab in combination with cemiplimab versus pembrolizumab in first-line metastatic melanoma in the second quarter of 2026.
•Following the first interim analysis, an Independent Data Monitoring Committee recommended that the Phase 3 study of fianlimab in combination with cemiplimab in adjuvant melanoma continue as planned. A second interim analysis as well as the study's final analysis, if necessary, are anticipated in the second half of 2026. Regeneron remains blinded to these data.
•The Company determined that Phase 2 data evaluating fianlimab in combination with cemiplimab in first-line advanced non-small cell lung cancer (NSCLC) did not support advancement to Phase 3 development.
Other Programs
•The Company submitted a New Drug Application (NDA) for cemdisiran (C5 siRNA therapy) in myasthenia gravis, and utilized an FDA Rare Pediatric Disease Priority Review Voucher. NDA acceptance is anticipated in the second quarter of 2026 with an FDA decision expected in the fourth quarter of 2026.
•In February 2026, the FDA accepted for priority review the Biologics License Application (BLA) for garetosmab (an Activin A antibody) for the treatment of adults with fibrodysplasia ossificans progressiva (FOP), which has a target action date in August 2026. A regulatory application is also under review in the EU.
•A Phase 3 study for REGN7508, an antibody to Factor XI (catalytic domain), was initiated in cancer-associated venous thromboembolism. In addition, a three-arm, placebo-controlled Phase 3 study was initiated to evaluate REGN7508 and REGN9933, an antibody to Factor XI (A2 domain), individually, in stroke prevention in patients with atrial fibrillation who are not candidates for daily oral anticoagulation therapy. Initiation of additional Phase 3 studies for these Factor XI antibodies is planned for later this year.
•A Phase 3 study was initiated for mibavademab, an agonist antibody to leptin receptor (LEPR), in monogenic obesity.
Corporate Updates
•In April 2026, the Company announced agreements with the U.S. government pursuant to which the Company will provide certain of its products to the Medicaid program at or below prices benchmarked against a defined group of other developed countries (Most-Favored-Nation Pricing), price certain future medicines in the United States at or below Most-Favored-Nation Pricing, offer Praluent® for direct patient purchase, and continue its large investment in domestic R&D and manufacturing capacity. Furthermore, Regeneron will not be subject to future U.S. government pricing mandates and will receive tariff relief for three years.
•In March 2026, the Company entered into a strategic collaboration with TriNetX to receive access to TriNetX’s current and future de-identified health data from approximately 300 million individuals, sourced directly from its global network of health system partners. This collaboration will enable expansion of the Company’s genomic and proteomic Electronic Health Record (EHR)-linked database.
•In April 2026, the Company entered into a collaboration with Telix Pharmaceuticals Limited to jointly develop and commercialize next generation radiopharmaceutical therapies.
•In February 2026, the Company announced the renewal of Regeneron’s title sponsorship of the Regeneron Science Talent Search (STS), the United States’ oldest and most prestigious science and mathematics competition for high school seniors. The Company is also increasing its commitment for the next 10 years, pledging an additional $150 million, and bringing its 20-year investment in STS to $250 million.
•In February 2026, the Company reached resolution of its patent infringement litigation related to the Samsung EYLEA (aflibercept) Injection 2 mg biosimilar product. This settlement precludes Samsung from launching its biosimilar product in the United States until January 2027. All intellectual property-related litigation with Samsung in the United States has been dismissed.
First Quarter 2026 Financial Results
Revenues

($ in millions)	Q1 2026	Q1 2025	% Change
Net product sales:
EYLEA HD - U.S.	$468	$307	52%
EYLEA - U.S.	473	736	(36%)
Total EYLEA HD and EYLEA - U.S.	941	1,043	(10%)
Libtayo® - U.S.	286	192	49%
Libtayo - ROW*	152	93	63%
Total Libtayo - Global	438	285	54%
Praluent - U.S.	67	57	18%
Evkeeza® - U.S.	46	31	48%
Lynozyfic® - Global	11	—	**
Other products - Global	32	—	**
Total net product sales	1,535	1,416	8%

Collaboration revenue:
Sanofi	1,605	1,183	36%
Bayer	287	344	(17%)
Other	7	4	75%
Other revenue	171	82	109%
Total revenues	$3,605	$3,029	19%

* Rest of world (ROW)
** Percentage not meaningful

Net product sales of EYLEA HD increased in the first quarter of 2026, compared to the first quarter of 2025, due to higher sales volumes driven by increased demand, partly offset by a lower net selling price. In addition, EYLEA HD net product sales were negatively impacted by lower wholesaler inventory levels at the end of the first quarter of 2026 compared to the end of the fourth quarter of 2025. EYLEA HD net product sales decreased 7% on a sequential basis; however, physician unit demand increased sequentially by 10%.
Net product sales of EYLEA in the first quarter of 2026, compared to the first quarter of 2025, were negatively impacted by (i) lower sales volumes as a result of continued competitive pressures and the continued transition of patients to EYLEA HD, and (ii) a lower net selling price.
Sanofi collaboration revenue increased in the first quarter of 2026, compared to the first quarter of 2025, due to an increase in the Company's share of profits from the commercialization of antibodies, which were $1.451 billion and $1.018 billion in the first quarter of 2026 and 2025, respectively. The change in the Company's share of profits from commercialization of antibodies was driven by higher profits primarily associated with an increase in Dupixent sales.
Refer to Table 4 for a summary of collaboration revenue.
Operating Expenses

	GAAP		% Change	Non-GAAP(a)		% Change
($ in millions)	Q1 2026	Q1 2025		Q1 2026	Q1 2025
Research and development (R&D)	$1,544	$1,327	16%	$1,408	$1,186	19%
Acquired in-process research and development (IPR&D)	$102	$12	**	*	*	n/a
Selling, general, and administrative (SG&A)	$648	$633	2%	$560	$537	4%
Cost of goods sold (COGS)	$373	$266	40%	$209	$217	(4%)
Gross margin on net product sales(b)	76%	81%		86%	85%
Cost of collaboration and contract manufacturing (COCM)(c)	$296	$199	49%	$281	$199	41%

* GAAP and non-GAAP amounts are equivalent as no non-GAAP adjustments have been recorded
** Percentage not meaningful
•GAAP and non-GAAP R&D expenses increased in the first quarter of 2026, compared to the first quarter of 2025, driven by the advancement of the Company's late-stage clinical pipeline, including programs in hematology-oncology, complement-mediated diseases, and anticoagulation.
•Acquired IPR&D expenses for the first quarter of 2026 primarily related to the premium on equity securities purchased, as well as development milestone and up-front payments, in connection with collaboration and licensing agreements.
•GAAP and non-GAAP SG&A expenses increased in the first quarter of 2026, compared to the first quarter of 2025, primarily due to an increase in commercialization-related expenses for EYLEA HD and Libtayo and higher headcount and headcount-related costs, partly offset by lower charitable contributions to an independent non-profit patient assistance organization.
•GAAP gross margin on net product sales decreased in the first quarter of 2026, compared to the first quarter of 2025, primarily due to unabsorbed manufacturing costs and higher inventory write-offs and reserves as a result of a temporary interruption of bulk manufacturing production at the Company's facility in Limerick, Ireland, due to unanticipated facility repairs that commenced during the first quarter of 2026. The Company resumed initial production at the facility in the second quarter of 2026; however, GAAP gross margin will continue to be negatively impacted until production returns to normal levels, which is expected by the end of the second quarter of 2026. The interruption has not impacted, nor is it expected to impact, the availability of any of the Company's products.
Other Financial Information
GAAP other income (expense), net decreased in the first quarter of 2026, compared to the first quarter of 2025, primarily due to lower net gains on marketable and other securities.
In the first quarter of 2026, the Company's GAAP effective tax rate (ETR) was 12.5%, compared to 10.6% in the first quarter of 2025. The GAAP ETR increased in the first quarter of 2026, compared to the first quarter of 2025, primarily due to lower tax benefits from cross-border tax laws and federal tax credits for research activities. In the first quarter of 2026, the non-GAAP ETR was 13.9%, compared to 11.6% in the first quarter of 2025.
A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.
Capital Allocation
During the first quarter of 2026, the Company repurchased $803 million of its common stock. As of March 31, 2026, $688 million remained available for share repurchases under the Company's share repurchase programs. In April 2026, the Company's board of directors authorized a new share repurchase program to repurchase up to an additional $3.0 billion of the Company's common stock. Repurchases may be made from time to time at management's discretion through a variety of methods. The program has no time limit and can be discontinued at any time.
In April 2026, the Company's board of directors declared a cash dividend of $0.94 per share on the Company's common stock and Class A stock, payable on June 4, 2026 to shareholders of record as of May 20, 2026.

2026 Financial Guidance*
The Company's full year 2026 financial guidance consists of the following components:

2026 Guidance
	Prior	Updated
GAAP R&D	$6.450–$6.680 billion	Unchanged
Non-GAAP R&D(a)	$5.900–$6.100 billion	Unchanged
GAAP SG&A	$2.860–$3.040 billion	Unchanged
Non-GAAP SG&A(a)	$2.500–$2.650 billion	Unchanged
GAAP gross margin on net product sales	79%–80%	77%–78%
Non-GAAP gross margin on net product sales(a)	83%–84%	Unchanged
GAAP COCM	$940 million–$1.020 billion	$955 million–$1.035 billion
Non-GAAP COCM(a)	$940 million–$1.020 billion	Unchanged
Capital expenditures	$1.100–$1.300 billion	$1.100–$1.200 billion
GAAP effective tax rate	12%–14%	Unchanged
Non-GAAP effective tax rate(a)	13%–15%	Unchanged

* The Company's 2026 financial guidance does not assume the completion of any business development transactions not completed as of the date of this press release

A reconciliation of full year 2026 GAAP to non-GAAP financial guidance is included below:

	Projected Range
($ in millions)	Low	High
GAAP R&D	$6,450	$6,680
Stock-based compensation expense	(550)	(580)
Non-GAAP R&D(a)	$5,900	$6,100

GAAP SG&A	$2,860	$3,040
Stock-based compensation expense	(350)	(370)
Other*	(10)	(20)
Non-GAAP SG&A(a)	$2,500	$2,650

GAAP gross margin on net product sales	77%	78%
Stock-based compensation expense	1%	1%
Other**	5%	5%
Non-GAAP gross margin on net product sales(a)	83%	84%

GAAP COCM	$955	$1,035
Temporary manufacturing interruption-related costs	(15)	(15)
Non-GAAP COCM(a)	$940	$1,020

GAAP ETR	12%	14%
Income tax effect of GAAP to non-GAAP reconciling items	1%	1%
Income tax expense: Shortfall from stock-based compensation	(<1%)	(<1%)
Non-GAAP ETR(a)	13%	15%

* Includes legal settlements and other costs
** Includes intangible asset amortization and temporary manufacturing interruption-related costs

(a)
This press release uses non-GAAP R&D, non-GAAP SG&A, non-GAAP COGS, non-GAAP gross margin on net product sales, non-GAAP COCM, non-GAAP other income (expense), net, non-GAAP ETR, non-GAAP net income, non-GAAP net income per share, and free cash flow, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures are computed by excluding certain non-cash and/or other items from the related GAAP financial measure. The Company also includes a non-GAAP adjustment for the estimated income tax effect of reconciling items. A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.
The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control (such as the Company's stock price on the dates share-based grants are issued or changes in the fair value of the Company's investments in equity securities) or items that are not associated with normal, recurring operations (such as acquisition and integration costs). Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. With respect to free cash flow, the Company believes that this non-GAAP measure provides a further measure of the Company's ability to generate cash flows from its operations. Additionally, the non-GAAP measures presented are intended to provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by the Company should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP.

(b)	Gross margin on net product sales represents gross profit expressed as a percentage of total net product sales recorded by the Company. Gross profit is calculated as net product sales less cost of goods sold.

(c)	Corresponding reimbursements from collaborators and others for manufacturing product is recorded within revenues.

Conference Call Information
Regeneron will host a conference call and simultaneous webcast to discuss its first quarter 2026 financial and operating results on Wednesday, April 29, 2026, at 8:30 AM Eastern Time. Participants may access the conference call live via webcast, or register in advance and participate via telephone, on the "Investors and Media" page of Regeneron's website at www.regeneron.com. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay and transcript of the conference call and webcast will be archived on the Company's website for at least 30 days.
About Regeneron
Regeneron is a leading biotechnology company that invents, develops, and commercializes life-transforming medicines for people with serious diseases. Founded and led by physician-scientists, Regeneron's unique ability to repeatedly and consistently translate science into medicine has led to numerous approved treatments and product candidates in development, most of which were homegrown in Regeneron's laboratories. Regeneron's medicines and pipeline are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, neurological diseases, hematologic conditions, infectious diseases, and rare diseases.
Regeneron pushes the boundaries of scientific discovery and accelerates drug development using its proprietary technologies, such as VelociSuite®, which produces optimized fully human antibodies and new classes of bispecific antibodies. Regeneron is shaping the next frontier of medicine with data-powered insights from the Regeneron Genetics Center® and pioneering genetic medicine platforms, enabling Regeneron to identify innovative targets and complementary approaches to potentially treat or cure diseases.
For more information, please visit www.regeneron.com or follow Regeneron on LinkedIn, Instagram, Facebook, or X.
Forward-Looking Statements and Use of Digital Media
This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, competing products and product candidates (including biosimilar products) that may be superior to, or more cost effective than, products marketed or otherwise commercialized by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Products") and product candidates being developed by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Product Candidates"); uncertainty of the utilization, market acceptance, and commercial success of Regeneron's Products and Regeneron's Product Candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary) or recommendations and guidelines from governmental authorities and other third parties or other factors beyond Regeneron's control on the commercial success of Regeneron's Products and Regeneron's Product Candidates; the nature, timing, and possible success and therapeutic applications of Regeneron's Products and Regeneron's Product

Candidates and research and clinical programs now underway or planned, including without limitation EYLEA HD® (aflibercept) Injection 8 mg, EYLEA® (aflibercept) Injection, Dupixent® (dupilumab), Libtayo® (cemiplimab), Praluent® (alirocumab), Kevzara® (sarilumab), Evkeeza® (evinacumab), Veopoz® (pozelimab), Ordspono™ (odronextamab), Lynozyfic® (linvoseltamab), Otarmeni™ (lunsotogene parvec), other clinical programs discussed in this press release, Regeneron's and its collaborators' earlier-stage programs, and the use of human genetics in Regeneron's research programs; the likelihood and timing of achieving any of the anticipated milestones described in this press release; safety issues resulting from the administration of Regeneron's Products and Regeneron's Product Candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s Products and Regeneron's Product Candidates in clinical trials; the likelihood, timing, and scope of possible regulatory approval and commercial launch of Regeneron's Product Candidates and new indications for Regeneron's Products, including those listed above and/or otherwise discussed in this press release; the extent to which the results from the research and development programs conducted by Regeneron and/or its collaborators may be replicated in other studies and/or lead to advancement of product candidates to clinical trials, therapeutic applications, or regulatory approval; ongoing regulatory obligations and oversight impacting Regeneron's Products, research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's Products and Regeneron's Product Candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates and risks associated with tariffs and other trade restrictions; the ability of Regeneron’s collaborators, suppliers, or other third parties (as applicable) to perform manufacturing, filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s Products and Regeneron's Product Candidates; the availability and extent of reimbursement or copay assistance for Regeneron’s Products from third-party payors and other third parties, including private payor healthcare and insurance programs, health maintenance organizations, pharmacy benefit management companies, and government programs such as Medicare and Medicaid; coverage and reimbursement determinations by such payors and other third parties and new policies and procedures adopted by such payors and other third parties; changes to drug pricing regulations and requirements and Regeneron's drug pricing strategy, including in connection with Regeneron's April 2026 agreements with the U.S. government discussed in this press release; other changes in laws, regulations, and policies affecting the healthcare industry; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance and changes to the assumptions underlying those projections or guidance, including GAAP and non-GAAP R&D, GAAP and non-GAAP SG&A, GAAP and non-GAAP gross margin on net product sales, GAAP and non-GAAP COCM, capital expenditures, and GAAP and non-GAAP ETR; the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi and Bayer (or their respective affiliated companies, as applicable), to be cancelled or terminated; the impact of public health outbreaks, epidemics, or pandemics on Regeneron's business; and risks associated with litigation and other proceedings and government investigations relating to the Company and/or its operations (including the pending civil proceedings initiated or joined by the U.S. Department of Justice and the U.S. Attorney's Office for the District of Massachusetts), risks associated with intellectual property of other parties and pending or future litigation relating thereto (including without limitation the patent litigation and other related proceedings relating to EYLEA), the ultimate outcome of any such proceedings and investigations, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition. A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2025 and its Form 10-Q for the quarterly period ended March 31, 2026. Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.
Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (https://investor.regeneron.com) and its LinkedIn page (https://www.linkedin.com/company/regeneron-pharmaceuticals).
Non-GAAP Financial Measures
This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of such non-GAAP financial measures.

###

Contact Information:

Ryan Crowe	Christina Chan
Investor Relations	Corporate Affairs
914-847-8790	914-847-8827
ryan.crowe@regeneron.com	christina.chan@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	March 31,	December 31,
	2026	2025
Assets:
Cash and marketable securities	$18,539.7	$18,865.8
Accounts receivable, net	5,731.0	5,741.1
Inventories	3,103.6	3,200.8
Property, plant, and equipment, net	5,266.1	5,120.4
Intangible assets, net	1,286.9	1,257.4
Deferred tax assets	4,190.9	4,077.2
Other assets	2,750.6	2,296.0
Total assets	$40,868.8	$40,558.7

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$5,877.7	$5,834.2
Finance lease liabilities	720.0	720.0
Deferred revenue	861.3	761.7
Long-term debt	1,986.2	1,985.9
Stockholders' equity	31,423.6	31,256.9
Total liabilities and stockholders' equity	$40,868.8	$40,558.7

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenues:
Net product sales	$1,534.5	$1,415.6
Collaboration revenue	1,899.7	1,531.2
Other revenue	171.2	81.9
	3,605.4	3,028.7
Expenses:
Research and development	1,543.5	1,327.4
Acquired in-process research and development	101.9	12.3
Selling, general, and administrative	647.7	633.0
Cost of goods sold	373.4	265.5
Cost of collaboration and contract manufacturing	296.0	198.8
	2,962.5	2,437.0

Income from operations	642.9	591.7

Other income (expense):
Other income (expense), net	201.2	322.0
Interest expense	(12.9)	(8.7)
	188.3	313.3

Income before income taxes	831.2	905.0

Income tax expense	104.0	96.3

Net income	$727.2	$808.7

Net income per share - basic	$6.99	$7.58
Net income per share - diluted	$6.75	$7.27

Weighted average shares outstanding - basic	104.0	106.7
Weighted average shares outstanding - diluted	107.7	111.2

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)
(In millions, except per share data)

	Three Months Ended March 31,
	2026	2025
GAAP R&D	$1,543.5	$1,327.4
Stock-based compensation expense	(135.1)	(141.0)
Non-GAAP R&D	$1,408.4	$1,186.4

GAAP SG&A	$647.7	$633.0
Stock-based compensation expense	(89.2)	(95.2)
Litigation settlements	5.0	—
Other costs	(3.2)	(0.8)
Non-GAAP SG&A	$560.3	$537.0

GAAP COGS	$373.4	$265.5
Stock-based compensation expense	(33.1)	(19.5)
Intangible asset amortization expense	(39.4)	(28.7)
Temporary manufacturing interruption-related costs	(91.9)	—
Non-GAAP COGS	$209.0	$217.3

GAAP COCM	$296.0	$198.8
Temporary manufacturing interruption-related costs	(14.8)	—
Non-GAAP COCM	$281.2	$198.8

GAAP other income (expense), net	$188.3	$313.3
Gains on marketable and other securities, net	(25.0)	(139.9)
Non-GAAP other income (expense), net	$163.3	$173.4

GAAP net income	$727.2	$808.7
Total of GAAP to non-GAAP reconciling items above	376.7	145.3
Income tax effect of GAAP to non-GAAP reconciling items	(67.5)	(25.6)
Income tax expense: Shortfall from stock-based compensation	3.1	—
Non-GAAP net income	$1,039.5	$928.4

Non-GAAP net income per share - basic	$10.00	$8.70
Non-GAAP net income per share - diluted	$9.47	$8.22

Shares used in calculating:
Non-GAAP net income per share - basic	104.0	106.7
Non-GAAP net income per share - diluted	109.8	113.0

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited) (continued)

	Three Months Ended March 31,
	2026	2025
Effective tax rate reconciliation:
GAAP ETR	12.5%	10.6%
Income tax effect of GAAP to non-GAAP reconciling items	1.5%	1.0%
Income tax expense: Shortfall from stock-based compensation	(0.1%)	—%
Non-GAAP ETR	13.9%	11.6%

Gross margin on net product sales reconciliation:
GAAP gross margin on net product sales	76%	81%
Stock-based compensation expense	2%	2%
Intangible asset amortization expense	2%	2%
Temporary manufacturing interruption-related costs	6%	—%
Non-GAAP gross margin on net product sales	86%	85%

Free cash flow reconciliation:
Net cash provided by operating activities	$1,078.9	$1,045.1
Capital expenditures	(230.6)	(229.3)
Free cash flow	$848.3	$815.8

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION REVENUE (Unaudited)
(In millions)

	Three Months Ended March 31,
	2026	2025
Sanofi collaboration revenue:
Regeneron's share of profits in connection with commercialization of antibodies	$1,450.8	$1,018.2
Reimbursement for manufacturing of commercial supplies	154.3	165.0
Total Sanofi collaboration revenue	1,605.1	1,183.2

Bayer collaboration revenue:
Regeneron's share of profits in connection with commercialization of EYLEA 8 mg and EYLEA outside the United States	240.0	317.3
Reimbursement for manufacturing of commercial supplies	47.3	26.6
Total Bayer collaboration revenue	287.3	343.9

Other collaboration revenue	7.3	4.1

Total collaboration revenue	$1,899.7	$1,531.2

TABLE 5
REGENERON PHARMACEUTICALS, INC.
NET PRODUCT SALES OF REGENERON-DISCOVERED PRODUCTS (Unaudited)
(In millions)

	Three Months Ended March 31,
	2026			2025			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
Dupixent(a)	$3,558.4	$1,321.7	$4,880.1	$2,629.4	$1,036.2	$3,665.6	33%
EYLEA HD(b)	$468.4	$332.5	$800.9	$306.8	$146.4	$453.2	77%
EYLEA(b)	$473.1	$396.2	$869.3	$736.0	$711.4	$1,447.4	(40%)
Total EYLEA HD and EYLEA	$941.5	$728.7	$1,670.2	$1,042.8	$857.8	$1,900.6	(12%)
Libtayo(c)	$286.1	$152.1	$438.2	$192.5	$92.6	$285.1	54%
Praluent(d)	$66.6	$179.1	$245.7	$56.8	$136.5	$193.3	27%
Kevzara(a)	$100.5	$44.3	$144.8	$72.8	$43.6	$116.4	24%
Lynozyfic	$10.7	$0.5	$11.2	$—	$—	$—	*
Other products(e)	$77.1	$29.3	$106.4	$31.1	$23.5	$54.6	95%

Note: The table above includes net product sales of Regeneron-discovered products. Such net product sales are recorded by the Company or others, as further described in the footnotes below.
* Percentage not meaningful
(a) Sanofi records global net product sales of Dupixent and Kevzara, and the Company records its share of profits in connection with global sales of such products within Collaboration revenue
(b) The Company records net product sales of EYLEA HD and EYLEA in the United States, and Bayer records net product sales outside the United States. The Company records its share of profits in connection with sales outside the United States within Collaboration revenue.

(c) The Company records global net product sales of Libtayo and pays Sanofi a royalty on such sales
(d) The Company records net product sales of Praluent in the United States. Sanofi records net product sales of Praluent outside the United States and pays the Company a royalty on such sales, which is recorded within Other revenue.

(e) Included in this line item are products which are sold by the Company and others. Refer to "First Quarter 2026 Financial Results" section above for a listing of net product sales recorded by the Company. Not included in this line item are net product sales of ARCALYST®, which are recorded by Kiniksa.